Exhibit 8.2

Tel: 215-636-5500 Fax: 215-636-5501 www.bdo.com	1700 Market Street, 29th Floor Philadelphia, PA 19103-3962

Boards of Directors

Kearny MHC

Kearny Financial Corp., a federal corporation

Kearny Financial Corp., a Maryland corporation

Kearny Federal Savings Bank

120 Passaic Avenue

Fairfield, New Jersey 07004

Dear Board Members:

You have requested our opinion relating to certain New Jersey and Maryland tax consequences of the transactions that will occur pursuant to the Plan of Conversion and Reorganization, dated [MONTH] [DAY], [YEAR] (the “Plan”), between and among Kearny MHC, (“Mutual Holding Company”), Kearny Financial Corp, a federal corporation (“Mid-Tier Holding Company”), Kearny Financial Corp., a Maryland stock corporation (“Holding Company”) and Kearny Federal Savings Bank (“Bank”), pursuant to which Mutual Holding Company will convert from a mutual holding company to the stock holding form of organization (the “Conversion”). Capitalized terms used and not defined herein shall have the meanings set forth in the Plan.

Luse, Gorman, Pomerenk and Schick, Professional Corporation, special tax counsel to Mutual Holding Company, Mid-Tier Holding Company, Holding Company and Bank, will have issued an opinion as to certain federal income tax issues relating to the Plan (the “Federal Income Tax Opinion”), which we have read. The conclusions set forth herein rely upon the proposed transactions, facts, assumptions, representations and conclusions as set forth in the Federal Income Tax Opinion.

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.

Page	2

FACTS

We incorporate by reference the facts set out in the Federal Income Tax Opinion and summarize those facts as follows:

1.	Bank is a federally-chartered savings bank headquartered in Fairfield, New Jersey.

2.	Bank reorganized into its present mutual holding company structure in 2005.

3.	Bank is currently a wholly-owned subsidiary of Mid-Tier Holding Company, which is a subsidiary of Mutual Holding Company.

4.	Mutual Holding Company is a mutual holding company with no stockholders.

5.	Bank’s depositors (the “Depositors”), who are entitled to the liquidation proceeds after payment of the creditors upon complete liquidation of Mutual Holding Company, are considered to be the owners of Mutual Holding Company.

6.	As part of the Conversion, Holding Company will: (a) succeed to all of the rights and obligations of Mutual Holding Company and Mid-Tier Holding Company; and (b) offer for sale (the “Offering”) its shares of common stock (the “Holding Company Common Stock”) to the Depositors, tax-qualified employee plans established by Bank or Holding Company and members of the general public according to the subscription priorities set forth in the Plan.

7.	The Board of Directors of Mutual Holding Company, Mid-Tier Holding Company, Holding Company and Bank have (or will have) adopted the Plan.

Further, while not in the Federal Income Tax Opinion, it is understood that:

1.	No deeds will be presented for recording in connection with the Conversion and Offering;

Page	3

2.	The equalized value of real property transferred as a result of the Conversion and Offering is less than 20% of the value of the assets exchanged; and

3.	Neither Mutual Holding Company nor Mid-Tier Holding Company owns any tangible personal property.

4.	Neither Mutual Holding Company nor Mid-Tier Holding Company owns any real property.

5.	Holding Company will at no time have offices, payroll or receipts in Maryland nor will it carry on any business in the state.

CONVERSION AND OFFERING

The Plan contemplates that each of the integrated transactions described below will be undertaken in connection with the Conversion and Offering:

1.	Mid-Tier Holding Company will organize Holding Company as a Maryland chartered first-tier stock holding company subsidiary.

2.	Mutual Holding Company will merge with and into Mid-Tier Holding Company with Mid-Tier Holding Company as the surviving entity (the “MHC Merger”), whereby, the shares of Mid-Tier Holding Company held by Mutual Holding Company will be cancelled and the Depositors will constructively receive liquidation interests in Mid-Tier Holding Company in exchange for their liquidation interests in Mutual Holding Company.

3.	Immediately after the MHC Merger, Mid-Tier Holding Company will merge with and into Holding Company (the “Mid-Tier Merger”) with Holding Company as the surviving entity.

4.	As part of the Mid-Tier Merger, the liquidation interests in Mid-Tier Holding Company constructively received by the Depositors automatically, without further action, will be exchanged for an interest in the Holding Company Liquidation Account (see description below) and the Minority Shares will automatically, without further action, be converted into and become the right to receive Holding Company Common Stock based on the Exchange Ratio.

Page	4

5.	Immediately after the Mid-Tier Merger, Holding Company will proceed with the Offering.

6.	Holding Company will contribute at least 50 percent of the net proceeds derived from the Offering to Bank in constructive exchange for additional shares of common stock of Bank and in exchange for the Bank Liquidation Account.

Following the Conversion, Holding Company will maintain the Holding Company Liquidation Account for the benefit of Eligible Account Holders who continue to maintain their deposit accounts with Bank (the “Account Holders”). Pursuant to the Plan, the Holding Company Liquidation Account will be equal to Mutual Holding Company’s total equity as reflected in the latest statement of financial condition contained in the final Prospectus used in the Offering. In turn, Holding Company will hold the Bank Liquidation Account. The terms of the Holding Company Liquidation Account and the Bank Liquidation Account, which supports the payment of the Holding Company Liquidation Account in the event Holding Company lacks sufficient net assets, are described in the Plan.

As part of the Conversion, all of the then outstanding shares of Mid-Tier Holding Company common stock owned by the Minority Stockholders will be converted into and become shares of Holding Company Common Stock pursuant to the Exchange Ratio in a manner that ensures that after the Conversion, Minority Stockholders will own in the aggregate the same percentage of Holding Company Common Stock as they held in Mid-Tier Holding Company common stock immediately prior to the Conversion, exclusive of Minority Stockholders’ purchases of additional shares of the Holding Company Common Stock in the Offering and receipt of cash in lieu of fractional shares.

As a result of the Conversion and Offering, Holding Company will be a publicly held corporation, will have registered the Holding Company Common Stock under Section 12(b) of the Securities Exchange Act of 1934, as amended, and will become subject to the rules and regulations thereunder and file periodic reports and proxy statements with the SEC. Bank will become a wholly-owned subsidiary of Holding Company and will continue to carry on its business and activities as conducted immediately prior to the Conversion. No person or group of persons acting in concert will acquire more than 50% of the outstanding shares of Holding Company in the Offering.

Page	5

The stockholders of Holding Company will be the former Minority Stockholders of Mid-Tier Holding Company immediately prior to the Conversion, plus those persons who purchase shares of the Holding Company Common Stock in the Offering. Nontransferable rights to subscribe for the Holding Company Common Stock have been granted, in order of priority, to the Account Holders, tax-qualified employee plans established by Bank or Holding Company, and employees, officers, directors, trustees or incorporators of Mid-Tier Holding Company or Bank who are not eligible in the preceding categories, according to the subscription priorities set forth in the Plan. Any shares not subscribed for in the Subscription Offering may be offered for sale to certain members of the public directly by Holding Company through a Community Offering and/or a Syndicated Community Offering. Subscription rights are nontransferable.

LAW AND ANALYSIS

The Federal Income Tax Opinion concludes that none of the transactions contemplated in the Conversion and Offering will result in the recognition of taxable income, gain or loss to Mutual Holding Company, Mid-Tier Holding Company, Holding Company, Bank, the Depositors, the Account Holders or other persons participating in the Conversion and Offering for federal income tax purposes.

New Jersey imposes a 9% Corporation Business Tax (“CBT”) on the entire net income of a corporation including that of Mutual Holding Company, Mid-Tier Holding Company, Holding Company and Bank. (N.J.R.S. §§ 54:10A-2 and 54:10A-34). A taxpayer’s entire net income for CBT purposes is initially equal to its federal taxable income before net operating losses and special deductions. (N.J.R.S. § 54:10A-4(k)). New Jersey requires that specified adjustments be made to federal taxable income to determine entire net income, however, none are pertinent here. (N.J.R.S. § 54:10A-4(k)). Accordingly, none of the corporations participating in the Conversion and Offering will recognize CBT taxable income or loss related to the Conversion and Offering if they do not recognize taxable income or loss for federal income tax purposes.

Page	6

New Jersey imposes a gross income tax (“GIT”) on the New Jersey gross income of residents and non-residents. (N.J.R.S. § 54A:2-1). The GIT is imposed upon New Jersey gross income, consisting of specific categories of income including a category for “net gains or income from disposition of property.” (N.J.R.S. § 54A:5-1). In determining gain or loss on disposition of property for GIT purposes, the basis of property is the same as that used for federal income tax purposes. (N.J.R.S. § 54A:5-1.c). However, gains or income from transactions that are subject to non-recognition for federal income tax purposes are likewise not recognized for GIT. (N.J.R.S. § 54A:5-1.c). Accordingly, to the extent that no gain or loss is recognized for federal income tax purposes by any of the persons participating in the Conversion and Offering, no gain or loss will be recognized by these persons for GIT purposes.

Neither the CBT nor the GIT provides for a lower rate of tax on capital gains. Accordingly, the holding period of an asset is not relevant for purposes of those taxes.

New Jersey imposes sales/use tax upon a “retail sale of tangible personal property or a specialized digital product” unless it is specifically exempted. (N.J.R.S. § 54:32B-3). Because neither Mutual Holding Company nor Mid-Tier Holding Company owns any tangible personal property, none of the transactions comprising the Conversion and Offering will attract New Jersey sales/use tax.

New Jersey imposes fees in connection with the conveyance of real property, which are together referred to herein as the “realty transfer tax.” (N.J.R.S. § 46:15-7). The realty transfer tax is imposed upon the recording of deeds evidencing transfer of title to real property and is calculated based on the amount of consideration recited in the deed. (N.J.R.S. § 46:15-7). An additional 1% fee is imposed upon the grantee of a deed for the transfer of real property for more than $1 million that is classified as Class 4A “commercial property” for assessment purposes. (N.J.R.S. § 46:15-7.2). Because no deeds are to be presented for recording in connection with the Conversion and Offering, neither the Conversion nor Offering will attract New Jersey realty transfer tax.

New Jersey imposes a 1% tax on the consideration paid upon the sale or transfer of a controlling interest in an entity that possesses, directly or indirectly, a controlling interest in classified real property where the equalized assessed value of the classified real property is greater than

Page	7

$1,000,000. (N.J.R.S. § 54:15C-1.a(1)). The tax applies when a single purchaser acquires, or a group of purchasers acting in concert acquire, a controlling interest in an entity. (N.J.R.S. § 54:15C-1.a.(2)). “Controlling interest” for these purposes means, in the case of a corporation, more than fifty per cent of the total combined voting power of all classes of stock of that corporation. (N.J.R.S. § 54:15C-1.g). However, where the sale or transfer is incidental to a corporate merger or acquisition, the tax does not apply provided the equalized assessed value of the real property transferred is less than 20% of the total value of all the assets exchanged in the merger or acquisition. (N.J.R.S. § 54:15C-1.c(5)). A similar provision applies in respect of the additional 1% fee referred to above. (N.J.R.S. § 46:15-7.2(b)(2)). Because the equalized assessed value of the real property transferred as a result of the Conversion and Offering is less than 20% of the total value of all the assets exchanged, neither the Conversion nor the Offering will attract New Jersey controlling interest tax.

The computation of the Maryland taxable income of a corporation is initially equal to federal taxable income. (Md. Code, Tax-General § 10-304(1)). Maryland also requires certain adjustments be made to federal taxable income to determine a corporation’s taxable income; however, none here are pertinent. (Md. Code, Tax-General §§ 10-305 through 10-310). Accordingly, Holding Company will not recognize Maryland taxable income or loss related to the Conversion and Offering if it does not recognize taxable income or loss for federal income tax purposes.

OPINION

Based upon our review of the documents mentioned herein, additional representations and information provided and the facts, assumptions and conclusions of the Federal Income Tax Opinion, it is our opinion that:

1.	Mutual Holding Company, Mid-Tier Holding Company and Holding Company will not recognize gain or loss for CBT purposes as a result of the Conversion and Offering. (N.J.R.S. § 54:10A-4(k)).

2.	Persons that have liquidation interests in Mutual Holding Company will not recognize gain or loss for CBT or GIT purposes upon the constructive receipt of liquidation interests in Mid-Tier Holding Company in exchange for their liquidation interests in Mutual Holding Company. (N.J.R.S. §§ 54:10A-4(k) and 54A:5-1.c).

Page	8

3.	Mid-Tier Holding Company Shareholders will not recognize gain or loss for CBT or GIT purposes upon their exchange of Mid-Tier Holding Company common stock for Holding Company common stock. (N.J.R.S. §§ 54:10A-4(k) and 54A:5-1.c).

4.	Account Holders will not recognize gain or loss for CBT or GIT purposes upon their constructive exchange of their liquidation rights in Mid-Tier Holding Company for Holding Company Liquidation Accounts. (N.J.R.S. §§ 54:10A-4(k) and 54A:5-1.c).

5.	It is more likely than not that Account Holders, employees, officers, directors, trustees and incorporators will not recognize gain or loss for CBT or GIT purposes in the Subscription Offering upon distribution to them of nontransferable subscription rights to purchase shares of Holding Company Common Stock. (N.J.R.S. §§ 54:10A-4(k) and 54A:5-1.c). Further, it is more likely than not that Account Holders and other purchasers will not recognize taxable income for CBT or GIT purposes as a result of exercising nontransferable subscription rights. (N.J.R.S. §§ 54:10A-4(k) and 54A:5-1.c).

6.	It is more likely than not that Account Holders will not recognize gain or loss for CBT or GIT purposes upon the constructive distribution to them of rights in the Bank Liquidation Account as of the effective date of the Mid-Tier Merger. (N.J.R.S. §§ 54:10A-4(k) and 54A:5-1.c).

7.	The Conversion and Offering will not attract any New Jersey sales/use tax liability. (N.J.R.S. § 54:32B-3).

8.	The Conversion and Offering will not attract any New Jersey realty transfer tax or controlling interest tax. (N.J.R.S. §§ 46:15-7, 46:15-7.2(b)(2) and 54:15C-1.c(5)).

9.	Holding Company will not recognize gain or loss for Maryland corporate income tax purposes as a result of the Conversion and Offering. (Md. Code, Tax-General §§ 10-304(1) and 10-305 through 10-310).

Page	9

Since this opinion letter is provided in advance of the closing of the Conversion and Offering, we have assumed that the transactions will be consummated as described herein. Any differences could cause us to modify the opinion expressed herein.

In providing our opinion, we have considered the provisions of New Jersey and Maryland tax law, regulations, rulings and judicial precedent as well as the Code, Treasury regulations, federal judicial precedent and Internal Revenue Service rulings, to date. A change in the authorities upon which our opinion is based could affect our conclusions. Moreover, there can be no assurances that our opinion, if challenged, will be accepted by New Jersey or Maryland. We have assumed the authenticity of the original documents, the accuracy of copies and the genuineness of signatures. We have further assumed the absence of adverse facts not apparent from the face of the instruments and documents we examined.

In issuing our opinions, we have assumed that the transactions comprising the Conversion and Offering have been duly and validly authorized and that the various representations and warranties provided by management are accurate, complete, true and correct. Accordingly, we express no opinion concerning the effect, if any, of variations from the foregoing. We specifically express no opinion concerning tax matters relating to the Conversion and Offering under the federal income tax laws.

We have not been asked to, and we do not, render any opinion with respect to any matters other than those expressly set forth above. This opinion is rendered for your use only, and may not be delivered to or relied upon by any other person or entity without our express written consent.

Page	10

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the Application for Conversion and Offering.

Very truly yours,

[DAY] August 2014

Philadelphia, Pennsylvania